SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __ )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule  14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or  ss.240.14a-12

                               Omnicom Group Inc.
                (Name of Registrant as Specified In Its Charter)

       -----------------------------------------------------------------
    (Name of Person)s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------

       5) Total fee paid:

       -------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

       1) Amount previously paid:

       ----------------------------------------
       2) Form, Schedule or Registration Statement No.:

       ----------------------------------------
       3) Filing Party:

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       4) Date Filed:

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

                               OMNICOM GROUP INC.

                               437 Madison Avenue
                            New York, New York 10022

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 17, 1999

      The Annual Meeting of the Shareholders of Omnicom Group Inc. (the "Corporation") will be held at the offices of BBDO Worldwide Inc. (seventh floor Meeting Room), 1285 Avenue of the Americas (between 51st and 52nd Streets), New York, New York on Monday, May 17, 1999 at 10:00 A.M. for the following purposes:

      1.    To elect six directors;

      2. To confirm the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1999;

      3. To consider and act upon the Omnicom Group Inc. Employee Stock Purchase Plan; and

      4. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record at the close of business on April 1, 1999 will be entitled to notice of and to vote at the meeting.

      Whether you expect to attend the meeting or not, please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. The proxy is revocable, so if you attend the meeting you may, if you wish, vote your shares in person.

      A copy of the Corporation's Annual Report for 1998 is enclosed.

                                          By order of the Board of Directors

                                                    BARRY J. WAGNER
                                                       Secretary

New York, New York
April 5, 1999

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                                   ----------

                                 PROXY STATEMENT

      Execution and return of the enclosed proxy are solicited by the Board of Directors of Omnicom Group Inc. (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation ("Annual Meeting") to be held on May 17, 1999, and at any adjournments thereof, for the purposes set forth in the accompanying notice. This Proxy Statement is being furnished in connection with the solicitation of proxies, and is being mailed on or about April 5, 1999 to shareholders entitled to notice of and to vote at the Annual Meeting.

      All valid proxies which are received will be voted, and unless otherwise specified thereon, they will be voted for the election of the six nominees for directors named under the heading "Election of Directors," for confirmation of the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1999, and for approval of the Omnicom Group Inc. Employee Stock Purchase Plan. If any nominee for election as a director shall be unable to serve, proxies shall be voted for another nominee designated by the Board of Directors. You may revoke your proxy at any time before it is voted by any appropriate means, including appearing at the meeting and voting your shares in person.

      The affirmative vote of a plurality of the votes cast by the holders of the Corporation's outstanding shares of common stock ("Common Stock") entitled to vote is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for confirmation of the appointment of the auditors and for approval of the Corporation's Employee Stock Purchase Plan. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting as to any matter.

      The Corporation will appoint inspectors to act at the Annual Meeting, whose duties shall include determining the shares represented at the Annual Meeting and the presence (or absence) of a quorum and tabulating the votes of shareholders. The presence, by proxy or in person, of a majority of the votes of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a shareholder abstains from voting on a particular proposal, or a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on such proposal (a "broker non-vote"), those shares will not be considered as votes cast in favor of or against such proposal.

      On April 1,  1999,  the  record  date for  determination  of  shareholders entitled to notice of and to vote at the Annual Meeting, the Corporation had outstanding 178,233,416 shares of Common Stock. At the record date, 5,346,528 shares of Common Stock were owned beneficially (of which 2,784,882 were owned of record) by the directors and executive officers of the Corporation, which constitutes approximately 3.00% of the issued and outstanding shares of the Corporation's Common Stock.

      The following table sets forth information with respect to the beneficial ownership of the Corporation's Common Stock as of December 31, 1998 by persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock based on material filed by such persons with the Securities and Exchange Commission.

                                                Beneficial Ownership  Percent of
           Name and Address                       of Common Stock       Class
           ----------------                     --------------------  ----------
FMR Corp.....................................      25,424,070 (1)       15.1%
82 Devonshire Street
Boston, Massachusetts 02109

AMVESCAP PLC.................................       9,309,113 (2)        5.5%
11 Devonshire Square
London EC2M 4YR
England

----------
(1) In its filing with the Securities and Exchange Commission, FMR Corp. ("FMR") reported having sole voting power as to 2,058,915 shares and sole dispositive power as to 25,424,070 shares. Edward C. Johnson 3d is Chairman of FMR and reported owner of approximately 12% of the aggregate outstanding voting stock of FMR, and Abigail P. Johnson is a director of FMR and reported owner of approximately 24.5% of such voting stock. Each of Edward C. Johnson 3d and Abigail P. Johnson reported sole dispositive power over all of the shares beneficially owned by FMR. Mr. Johnson also reported sole voting power with respect to 1,892,715 of the shares beneficially owned by FMR.

(2) In its filing with the Securities and Exchange Commission, AMVESCAP PLC (and its subsidiaries, AVZ, Inc., A I M Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc. INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc., and INVESCO
      (NY) Asset Management, Inc.) reported having shared voting power and shared dispositive power as to 9,309,113 shares.

                              ELECTION OF DIRECTORS

      On the date of the 1999 Annual Meeting, the Board of Directors of the Corporation shall consist of 16 members, divided into three classes, with the term of office of one class expiring at the 1999 Annual Meeting, the term of another class expiring at the 2000 Annual Meeting, and the term of the remaining class expiring at the 2001 Annual Meeting. The Board of Directors nominates incumbent directors Bernard Brochand, James A. Cannon, Leonard S. Coleman, Jr. and Gary L. Roubos to serve as directors of the Corporation until the 2002 Annual Meeting. The Board of Directors also nominates Peter Foy and Thomas L. Harrison to serve as directors of the Corporation until the 2002 Annual Meeting. William G. Tragos, former Chairman of subsidiary TBWA Worldwide Inc., resigned as a member of the Board of Directors on February 1, 1999.

     Information relating to the six nominees for director and the directors not standing for election is set forth below.

                                                            Year First    Term
              Name, Age and Principal                        Became a     Will
                    Occupation                               Director    Expire
              -----------------------                       ----------   ------

John D. Wren (46) ........................................     1993        2001
   President & Chief Executive Officer
     of the Corporation.

Bruce Crawford (70) ......................................     1989        2001
   Chairman of the Corporation.

Bernard Brochand (60) ....................................     1993        1999
   President, International Division of
     The DDB Needham Worldwide
     Communications Group Inc., a
     subsidiary of the Corporation.

Robert J. Callander (68) .................................     1992        2000
   Executive-in-Residence, Columbia School
     of Business, Columbia University;
     Retired Vice Chairman of Chemical
     Banking Corporation.

James A. Cannon (60) .....................................     1986        1999
   Vice Chairman & Chief Financial Officer
     of BBDO Worldwide Inc., a subsidiary
     of the Corporation.

Leonard S. Coleman, Jr. (50) .............................     1993        1999
   President, National League, Major
     League Baseball.

Susan S. Denison (53) ....................................     1997        2000
   Partner, TASA Worldwide/Johnson,
     Smith & Knisley.

Peter Foy (58) ...........................................     --          --
   Corporate Director.

Thomas L. Harrison (51) ..................................     --          --
   Chairman & Chief Executive Officer
     of the Diversified Agency Services,
     a division of the Corporation.

John R. Murphy (65) ......................................     1996        2000
   Vice Chairman of National Geographic Society.

John R. Purcell (67) .....................................     1986        2000
   Chairman & Chief Executive Officer
     of Grenadier Associates Ltd.

Keith L. Reinhard (64) ...................................     1986        2001
   Chairman & Chief Executive Officer of
     The DDB Needham Worldwide
     Communications Group Inc.

Allen Rosenshine (60) ....................................     1986        2001
   Chairman & Chief Executive Officer
     of BBDO Worldwide Inc.

Gary L. Roubos (62) ......................................     1986        1999
   Chairman of Dover Corporation.

Quentin I. Smith, Jr. (71) ...............................     1986        2000
   Corporate Director; Retired Chairman
     & Chief Executive Officer of
     Towers, Perrin, Forster & Crosby.

Egon P.S. Zehnder (69) ...................................     1986        2000
   Chairman of Egon Zehnder International Inc.

      Mr. Callander retired from Chemical Banking Corporation on June 30, 1992, at which time he held the office of Vice Chairman. He served as President of Chemical Bank from August, 1990 through December, 1991, and as Vice Chairman of that company from January, 1987 through July, 1990. Mr. Callander is presently serving as Executive-in-Residence at the Columbia School of Business, Columbia University, New York. Mr. Callander is a director of Aramark Incorporated, Barnes Group Inc., Spectrum Health Services Inc., Scudder Global High Income Fund, Scudder New Asia Fund and The Korea Fund.

      Mr. Coleman has served as President, National League, Major League Baseball since March, 1994. He served as Executive Director, Market Development, Major League Baseball from December 1991 to March, 1994, and served as a Vice President, Kidder, Peabody & Company from 1988 to 1991. Mr. Coleman is a director of Beneficial Corporation, New Jersey Resources and Owens Corning.

      Ms. Denison has served as a Partner at TASA Worldwide/Johnson, Smith & Knisely since 1997. She served as Executive Vice President, Entertainment and Marketing - Madison Square Garden from 1995 to 1997. She also served as Executive Vice President/General Manager of Showtime Satellite Networks from 1990 to 1995.

      Mr. Foy served as Chairman of Baring Brothers International, the Corporate Finance arm of ING's Investment Bank from 1996 until 1998, and prior to that he served in various capacities for McKinsey & Co., Inc.

      Mr. Harrison has served as Chairman and Chief Executive Officer of the Diversified Agency Services division of the Corporation since May, 1998, having previously served as its President since February, 1997. He also has served as Chairman of the Diversified Healthcare Communications Group since its formation by the Corporation in 1994. From 1987 to 1994 Mr. Harrison served as Chairman and Chief Executive Officer of the Harrison & Star Business Group.

      Mr. Murphy has served as Vice Chairman of National Geographic Society since March, 1998. Prior to that he was President and Chief Executive Officer of National Geographic Society since May, 1996. He served as Executive Vice President, National Geographic Society, from 1993 to May, 1996; as Publisher of the Baltimore Sun from 1981 through 1992; and as Editor and Publisher of the San Francisco Examiner from 1975 through 1981. Mr. Murphy is a trustee of the M.S.D.&T. mutual fund group, a director of Provant, Inc., a director of Baltimore Reads, Inc., a trustee of Mercer University and immediate past president of the U.S. Golf Association.

      Mr. Purcell has served as Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm, since January, 1987. He also previously served as Chairman of Donnelley Marketing, Inc., a database direct marketing firm, from 1991 to 1996; as Chairman and President of the former SFN Companies, Inc. from 1982 through 1986; as Executive Vice President of CBS Inc. and as Senior Vice President - Finance and Business Operations of Gannett Co., Inc. He is a director of Bausch & Lomb, Inc., Repap Enterprises Inc., Technology Solutions Company and Journal Register Company.

      Mr. Roubos has served as Chairman of Dover Corporation since May, 1989, and as Chief Executive Officer of that company from January, 1981 to May, 1994. Dover Corporation, a Fortune 500 company, engages through subsidiaries in the manufacture and/or distribution of elevators and electronic, aerospace and industrial components and supplies. Mr. Roubos is a director of Bell & Howell Company and Dover Corporation.

      Mr. Smith served as Chairman and Chief Executive Officer of Towers, Perrin, Forster & Crosby, a leading international benefits, compensation and general management consulting firm, from 1971 until his retirement on December 31, 1987.

      Mr. Zehnder has served as Chairman of Egon Zehnder International Inc., a leading international executive search firm with fifty-three offices in thirty-five countries, for more than the past five years. Mr. Zehnder is a member of the Board of Trustees of the IMD Management Development Institute, Lausanne, Switzerland, a member of the Board of the University of Zurich's Institute of Executive Education and a member of the Board of Trustees of Babson College, Wellesley, Massachusetts.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

      The following table provides information, as of March 31, 1999, as to the beneficial ownership of the Common Stock of the Corporation for each of the nominees named for election as a director of the Corporation, each other director of the Corporation, including all persons who served as a director in 1998, each of the Named Executive Officers, as such term is hereinafter defined, and all directors and executive officers of the Corporation as a group.

                                                Beneficial Ownership    Percent
Name of Beneficial Owner                         of Common Stock (1)    of Class
------------------------                        --------------------    --------
John D. Wren (2) .............................          901,819            .5060
Bruce Crawford ...............................          528,700            .2966
Bernard Brochand .............................          168,000            .0943
Robert J. Callander ..........................            8,000            .0045
James A. Cannon ..............................          600,500            .3369
Leonard S. Coleman, Jr .......................            1,418            .0008
Susan S. Denison .............................              818            .0005
Peter Foy ....................................                0               --
Thomas L. Harrison ...........................           69,645            .0391
John R. Murphy ...............................            1,000            .0006
John R. Purcell ..............................           42,000            .0236
Keith L. Reinhard (2) ........................        1,168,272            .6555
Allen Rosenshine (2) .........................        1,459,640            .8189
Gary L. Roubos ...............................            4,218            .0024
Quentin I. Smith, Jr .........................            5,218            .0029
William G. Tragos (2)(3)(4) ..................           28,500            .0160
Egon P.S. Zehnder ............................           10,000            .0056
Fred J. Meyer (2)(3) .........................          104,800            .0588
All directors and executive
  officers as a group (22 persons) ...........        5,346,528           3.0000

----------
(1) Includes (i) shares held under restricted stock awards granted by the Corporation, namely, Mr. Wren - 59,816 shares, Mr. Brochand - 55,600 shares, Mr. Cannon - 60,400 shares, Mr. Harrison - 35,700 shares, Mr. Reinhard - 41,600 shares and Mr. Rosenshine - 72,800 shares; (ii) shares previously held under restricted stock awards granted by the Corporation, the payout of which has been deferred at the election of the holder, namely Mr. Harrison - 7,600 shares, Mr. Reinhard - 27,600 shares, and Mr. Wren - 33,179 shares; (iii) shares which certain of the named individuals have the right to purchase under stock options granted by the Corporation, namely, Mr. Wren - 693,800 shares, Mr. Crawford - 180,000 shares, Mr. Cannon - 471,000 shares, Mr. Harrison - 9,000 shares, Mr. Reinhard - 682,000 shares, Mr. Rosenshine - 1,097,000 shares, Mr. Tragos - 22,500 shares, and Mr. Meyer - 56,000 shares; and (iv) 8,598 shares credited to Mr. Wren's account and 1,145 to Mr. Harrison's account under the Corporation's Group Profit Sharing Retirement Plan.

(2)   One of the Named Executive Officers of the Corporation.

(3)   Mr. Meyer and Mr. Tragos are not directors of the Corporation.

(4) Includes 6,000 shares held in William G. and Lilli Tragos Charitable Remainder Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Corporation is required to identify any director, officer, or beneficial owner of in excess of 10% of the Common Stock who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Corporation's equity securities. Based on material provided to the Corporation, all such persons complied with all applicable filing requirements during 1998.

                          BOARD MEETINGS AND COMMITTEES

      Five regular meetings and two special meetings of the Board of Directors of the Corporation (the "Board") were held in 1998. Each of the incumbent members of the Board attended at least 86% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served.

      During 1998, the Audit Committee of the Board consisted of Messrs. Callander (Chairman), Coleman, Murphy and Smith. Four meetings of the Audit Committee were held in 1998. The responsibilities of the Audit Committee are to
(a) recommend to the Board the appointment of independent public accountants to audit the books and records of the Corporation, assess the independence of the public accountants, and review the impact of their retention by the Corporation for non-audit related services; (b) review with the independent public accountants the proposed scope and administration of their audit of the annual consolidated financial statements of the Corporation and its subsidiaries, the Corporation's internal control structure upon which the scope was determined and the estimated audit fees; (c) review with the independent public accountants and the Corporation's management the results of the annual audit, including the accountants' recommendations relating to accounting, financial and operating procedures and controls and the financial statements to be included in the Annual Report and Form 10-K; (d) review with the Corporation's internal auditors the proposed scope of their annual activities and reports of the results of such activities; (e) review undertakings by the Corporation's management to remedy fraudulent activity that may be detected within the Corporation; (f) review the Corporation's public reporting policies and practices; (g) review the derivative activities undertaken by the Corporation's management; and (h) report to the Board on its activities.

      During 1998, the Compensation Committee of the Board consisted of Messrs. Smith (Chairman), Callander, Roubos and Zehnder. Three meetings of the
Compensation Committee were held in 1998. The responsibilities of the Compensation Committee are to (a) review the compensation policies of the Corporation and its principal subsidiaries, and when appropriate, make recommendations with respect to such policies to the Chief Executive Officer of the Corporation; (b) review proposed compensation plans in which officers and/or directors of the Corporation will be eligible to participate and, when appropriate, make recommendations with respect to such plans to the Chief Executive Officer of the Corporation; (c) serve as the Committee to administer and grant awards and options under compensation plans providing for the issuance of shares of stock of the Corporation; (d) make recommendations to the Board with respect to the salary, bonus and other elements of compensation for the Chief Executive Officer of the Corporation; and (e) review with the Chief Executive Officer management recommendations with respect to compensation for any executive officer of the Corporation or its subsidiaries whose compensation is required to be disclosed in the Corporation's Proxy Statement. The Compensation Committee has discretionary authority to establish compensation arrangements for executive officers of the Corporation pursuant to the 1998 Incentive Compensation Plan which was adopted by the shareholders of the Corporation at the 1998 Annual Meeting of Shareholders, with the intended purpose that payments thereunder qualify as performance-based for purposes of
Section 162(m) of the Internal Revenue Code (the "Code").

      During 1998, the Nominating Committee of the Board consisted of Messrs. Roubos (Chairman), Purcell, Zehnder and Ms. Denison. Two meetings of the Nominating Committee were held in 1998. The responsibilities of the Nominating Committee are to consider and make recommendations to the Board from time to time with respect to (a) the composition and size of the Board and Committees of the Board; (b) the criteria for evaluating the qualifications of new individuals being considered as candidates for election to the Board; (c) candidates for election to the Board; and (d) potential conflicts of interest arising as a result of other positions held or proposed to be held by directors. The
Nominating Committee will consider shareholder written recommendations of nominees for election to the Board if they are accompanied by a reasonably comprehensive written resume of the recommended nominee's business experience and background and a written consent signed by the recommended nominee wherein he or she consents to be considered as a nominee and if nominated and elected, consents to serve as a director. Shareholders should send their written recommendations of nominees accompanied by the aforesaid documents to the offices of the Corporation, attention Corporate Secretary.

                             DIRECTORS' COMPENSATION

      From January 1, 1998 through June 30, 1998, each director who was not an employee of the Corporation or one of its subsidiaries was paid (i) a monthly retainer of $1,500, (ii) a fee of $2,000 for attendance at the first meeting of the Board of Directors or a Committee of the Board of Directors on a given day, and (iii) a fee of $1,500 for attendance at any subsequent meeting on the same day. Commencing July 1, 1998 the monthly retainer was increased to $2,000. Pursuant to the 1998 Incentive Compensation Plan (the "Incentive Plan"), each director who is not an employee of the Corporation may elect, not later than December 15, to receive up to the portion of such director's annual retainer as a director for the following year's service as the Board of Directors shall determine (which may be the entire amount of the annual retainer), exclusive of any per meeting fees, committee fees or expense reimbursements, in shares of Common Stock, based on the fair market value of the Common Stock on such December 15. A director who is an employee of the Corporation or one of its subsidiaries does not receive any compensation for serving as a director.

                             EXECUTIVE COMPENSATION

      The tables that follow present information relating to the compensation of, option grants to, option exercises by, long-term incentive awards to and year-end positions of, the Chief Executive Officer of the Corporation and each of the other four most highly compensated executive officers of the Corporation (collectively, the "Named Executive Officers").

Summary Compensation Table

      The following table sets forth information in respect of the compensation of the Named Executive Officers for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1996, 1997 and 1998.

                                                                          Long Term Compensation
                                            Annual Compensation                   Awards
                                         ------------------------     --------------------------------
       Name and                                                                           Shares         All Other
       Principal                                                     Restricted Stock    Underlying      Compen-
       Position             Year         Salary($)      Bonus($)        Awards($)(1)    Stock Options   sation($)(2)
       ---------           ------        ---------    -----------    ----------------   -------------   ------------
John D. Wren.............   1998          $875,000     $2,550,000       $        0        200,000        $22,552
  President and Chief       1997           875,000      1,600,000          949,964        250,000         22,370
  Executive Officer         1996           650,000      1,150,000          881,141        200,000         20,916
  of the Corporation

Keith L. Reinhard........   1998          $925,000     $2,065,000       $        0         80,000        $26,672
  Chairman & Chief          1997           877,806      1,625,000                0        140,000         25,006
  Executive Officer of      1996           877,806        975,000          698,250        140,000         24,316
  The DDB Needham
  Worldwide
  Communications
  Group Inc.

Allen Rosenshine.........   1998          $893,750     $2,400,000       $        0        110,000        $27,627
  Chairman & Chief          1997           850,000        925,000        1,207,375        140,000         26,983
  Executive Officer of      1996           829,167        750,000          997,500        160,000         32,031
  BBDO Worldwide Inc.

William G. Tragos........   1998          $737,472     $1,000,000       $        0         75,000        $18,672
  Chairman of TBWA          1997           662,472        789,633                0         70,000        $18,099
  Worldwide Inc.(3)         1996           662,472      1,101,499                0         70,000        $17,573

Fred J. Meyer............   1998          $681,250     $1,860,000       $        0              0        $42,866
  Vice Chairman of          1997           625,000      1,690,000                0              0         34,852
  the Corporation (4)       1996           625,000      1,610,000                0        140,000         32,260

----------
(1) Restricted stock awards represent performance based compensation for the applicable fiscal year. The awards are normally granted in the first quarter of the year following the fiscal year end. The value of the restricted stock awards was determined by multiplying the fair market value of the Corporation's Common

                                              (footnotes continued on next page)

      Stock on the date of the grant by the number of shares awarded, and deducting therefrom the consideration paid for the shares, which is equal to the par value ($.50 per share) of the shares. As of December 31, 1998, Mr. Wren held an aggregate of 92,995 shares of restricted stock with a net pre-tax value of $5,344,750; Mr. Reinhard held an aggregate of 70,000 shares of restricted stock with a net pre-tax value of $4,027,950; Mr. Rosenshine held an aggregate of 113,200 shares of restricted stock with a net pre-tax value of $6,506,100; and Mr. Meyer held an aggregate of 7,200 shares of restricted stock with a net pre-tax value of $414,900. The net pre-tax value was determined by subtracting the consideration paid from the fair market value of the shares on said date ($57.75). Dividends will be payable on the aforementioned shares if and to the extent paid on the Corporation's Common Stock generally, regardless of whether the shares are at the time vested or unvested. Twenty percent of the shares of restricted stock held by each Named Executive Officer will vest on the first anniversary of the award, and an additional twenty percent will vest on each of the next four anniversaries of the award.

(2) All Other Compensation paid for the fiscal year ended December 31, 1998 consists of (i) employer contributions to the Corporation's Group Profit-Sharing Retirement Plan in the amount of $20,800 on behalf of each of Messrs. Wren, Rosenshine and Meyer and $11,200 on behalf of Mr.
      Reinhard; (ii) an employer contribution to the DDB Needham/TLP Joint Savings Plan in the amount of $6,400 on behalf of Mr. Reinhard; (iii) an employer contribution to the TBWA Chiat/Day 401(k) Plan in the amount of $10,000 on behalf of Mr. Tragos; (iv) employer premium payments for life insurance in the amount of $1,752 on behalf of Mr. Wren, $8,672 on behalf of Mr. Tragos, $17,066 on behalf of Mr. Meyer, $9,072 on behalf of Mr. Reinhard, and $6,827 on behalf of Mr. Rosenshine; and (v) a service award of $5,000 for Mr. Meyer.

(3) Mr. Tragos retired from his position as an executive officer of the Corporation effective December 31, 1998.

(4) Mr. Meyer served as Chief Financial Officer of the Corporation through December 31, 1998; effective January 1, 1999, he assumed the role of non-executive Vice Chairman of the Corporation.

Options

      The following table shows all grants of options to the Named Executive Officers in 1998.

                       Option Grants in Last Fiscal Year

                                                                                               Potential Realizable
                                                                                              Value at Assumed Annual
                                                                                               Rates of Stock Price
                                        Individual Grants                                Appreciation for Option Term (3)
                              ------------------------------------                       --------------------------------
                                Number     % of Total
                               of Shares    Options
                              Underlying   Granted to   Exercise
                               Options      Employees     Price              Expiration
       Name                   Granted(1)     in 1998  ($ per Share)            Date(2)          5%($)          10%($)
       ----                   ----------    ---------  -----------           ----------         -----          ------
John D. Wren ...............    200,000      12.3077%     42.6875          March 5, 2008     $5,369,188     $13,606,576
Keith L. Reinhard ..........     80,000       4.9231%     42.6875          March 5, 2008      2,147,675       5,442,631
Allen Rosenshine ...........    110,000       6.7692%     42.6875          March 5, 2008      2,953,053       7,483,617
William G. Tragos ..........     75,000       4.6154%     42.6875          March 5, 2008      2,013,445       5,102,466
Fred J. Meyer ..............          0           0            --                     --             --              --

----------
(1) Each of the options is exercisable as to 30% of the total shares granted on and after the first anniversary of the grant, as to an additional 30% on and after the second anniversary of the grant, and as to the remaining 40% on and after the third anniversary of the grant. Each of the options granted is a non-qualified stock option, and the Corporation is entitled to a tax deduction equal to the excess of the fair market value of the acquired shares over the exercise price of the option.

(2) Upon an optionee's termination of employment by reason of (i) voluntary termination or termination for cause, all outstanding options will be canceled; (ii) retirement or involuntary termination, options outstanding for less than 12 months will be canceled and the other outstanding options will become exercisable in full only during the 36 month period following termination; and (iii) total disability or death, all outstanding options will become exercisable in full only during the 36 month period following termination. In no event will a post-termination of employment option exercise period extend beyond the expiration date of the option term. In the event of a change of control transaction, outstanding options will become exercisable in full at the effective time of the transaction absent an agreement of the ultimate parent of the entity which survives the change of control transaction to assume the outstanding options or substitute new options for the outstanding options, on identical or more favorable terms.

                                              (footnotes continued on next page)

(3) These columns present hypothetical future values of the Corporation's Common Stock obtainable upon exercise of the options net of the options' exercise price, assuming that the market price of the Corporation's Common Stock appreciates at the specified compound annual rates over the ten year term of the option. The five and ten percent rates of stock price appreciation are presented as examples pursuant to SEC rules, and do not reflect management's assessment of the Corporation's future stock price performance. The potential realizable values presented are not intended to indicate the options' value.

      The following table provides information as to the aggregated option exercises by the Named Executive Officers in 1998, and as to unexercised options held by the Named Executive Officers on December 31, 1998.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                           Number of Shares
                                                             Underlying            Value of Unexercised
                                                             Unexercised               In-the-Money
                               Number                        Options at                 Options at
                              of Shares                   December 31, 1998        December 31, 1998(2)
                             Acquired on      Value         Exercisable/               Exercisable/
       Name                   Exercise    Realized($)(1)    Unexercisable             Unexercisable
       -----                 -----------  --------------  -----------------        --------------------
John D. Wren .............           0     $        0      478,800/455,000        $19,960,602/11,912,023
Keith L. Reinhard ........           0              0      560,000/234,000         24,816,084/ 6,614,683
Allen Rosenshine .........     110,000      5,295,889      958,000/272,000         44,181,049/ 7,370,808
William G. Tragos ........     123,000      3,895,103            0/152,000                  0/ 3,834,527
Fred J. Meyer ............      98,000      3,083,925            0/ 56,000                  0/ 2,129,750

----------
(1) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on the exercise date.

(2) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on December 31, 1998, said value being $57.75 per share.

Long-Term Incentive Plan Awards

     The following table shows all long-term incentive plan awards to the Named Executive Officers in 1998.

             Long-Term Incentive Plan -- Awards in Last Fiscal Year

                                                Performance or
                                      Number     Other Period            Estimated Future Payouts Under
                                    of Shares,       Until             Non-Stock Stock Price-Based Plans
                                     Units or     Maturation     ---------------------------------------------
       Name                        Other Rights    or Payout        Threshold        Target          Maximum
       -----                       ------------  ------------    --------------     ---------      -----------
John D. Wren                           (1)         1998-2000         $431,250          --          $2,371,875
Keith L. Reinhard                       --            --                 --            --                --
Allen Rosenshine                       (2)         1997-1999         $517,500          --          $1,207,500
                                       (1)         1997-1999          129,375                         301,875
William G. Tragos                       --            --                 --            --                --
Fred J. Meyer                           --            --                 --            --                --

----------
(1) Messrs. Wren and Rosenshine received awards of performance share units pursuant to the 1998 Incentive Plan. The number of units to which a recipient of such awards will be entitled will depend upon the average compound annual growth in the Corporation's fully diluted earnings per share before extraordinary items and the effect of any changes in accounting principles ("EPS") in the three year award period, as measured from 1997 EPS in the case of the award granted to Mr. Wren for the 1998-2000 award period or as measured from 1996 EPS in the case of the award to Mr. Rosenshine for the 1997-1999 award period. These units entitle the holder to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation

                                              (footnotes continued on next page)

      Committee) up to a maximum amount equal to the fair market value of one share of Common Stock on the date as of which the payout of these units is deemed to be made. Maximum payouts will be made in respect of these units only if the average compound annual growth in the Corporation's EPS equals or exceeds 120 percent for the award period. No payouts will be made if such growth is 110 percent or less. The threshold and maximum payouts are representative amounts, based on the fair market value of Common Stock on the grant date. There is no estimated future target payout because, under the Incentive Plan, no performance target for these performance units is specified.

(2) This award has the same terms as the awards described above in Note (1) except that the number of units to which Mr. Rosenshine will be entitled will depend upon the average compound annual growth in net profit of BBDO Worldwide Inc. ("BBDO") in the three year award period, as measured from 1996 net profit.

                         COMPENSATION COMMITTEE REPORT

Compensation Committee

      The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The responsibilities of the Compensation Committee and the frequency of Compensation Committee Meetings during 1998 are described on page 6 of this Proxy Statement.

Compensation Program for Executive Officers

      The Corporation's compensation program for its executive officers is designed to enable it to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase shareholder value.

      The  program  is  comprised  of  base  salary,  and  performance   related
compensation in the form of an incentive cash bonus and long-term stock-based awards which are intended to align executive and shareholder interests.

      The  compensation  of the Chief  Executive  Officer  and the  other  Named
Executive Officers is determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. In determining the compensation of the Named Executive Officers, the Compensation Committee considers the factors described below and the recommendations of the Chief Executive Officer with respect to the other Named Executive Officers.

      Adjustments in base salary for executive officers are considered periodically (currently every eighteen months), and are discretionary in nature. In determining base salary and individual adjustments to base salary for the Named Executive Officers, the Compensation Committee considers the executive's level of responsibility, the profitability of the Corporation and the business unit with which the executive is associated and the Compensation Committee's knowledge of executive compensation practices of similar advertising agency holding companies. Profitability of the Corporation is determined by reference to its EPS, and profitability of a business unit is determined by reference to its net profit after tax. Salaries of executive officers who are not Named Executive Officers are determined by the Chief Executive Officer.

      For 1998, incentive compensation (cash bonus) for the Named Executive Officers was awarded pursuant to the Incentive Plan which is administered by the Compensation Committee.

      Prior to or shortly after the beginning of the fiscal year, the Compensation Committee determines which executive officers are to participate in the Incentive Plan for the fiscal year, the incentive level assigned to each participant, and the performance goals applicable to the year. An award agreement is entered into with each participant in the Incentive Plan; the participating executives will receive bonus compensation only pursuant to their award agreements.

      Performance goals are based on one or more business criteria specified in the Incentive Plan: earnings per share, net income, operating margin, return on equity, stockholder total return, revenue and cash flow. The Compensation Committee establishes the specific performance goals for each participant based on the business criteria and assigns weights to the goals.

      At the end of the fiscal year, the Compensation Committee reviews the performance of the participants against the established performance goals. Awards are only paid after the Compensation Committee has certified in writing that the performance goals have been attained. The Compensation Committee considers the recommendations of the Chief Executive Officer (with respect to the Named Executive Officers other than himself) and may reduce but not increase the amount of an award otherwise payable to a participant upon attainment of the performance goals.

      Restricted stock award grants for executive officers who are not Named Executive Officers are recommended by the Chief Executive Officer and determined by the Compensation Committee in a discretionary manner, and cash bonuses for such executive officers are determined by the Chief Executive Officer.

      The annual cash bonus represents a substantial portion of the total annual cash compensation of executive officers and is intended to serve as an incentive to improve annual profitability. Restricted stock awards are granted by the Compensation Committee annually to a relatively broad group of key executives, and 20% of the shares vest on each of the first five anniversary dates of the award.

      Stock options are granted annually by the Compensation Committee to a much smaller group of key executives (including executive officers) who have the ability to influence increases in shareholder value. There is no target ownership or grant level for executive officers, and the maximum number of option shares the Compensation Committee may grant to any employee in a calendar year is 250,000 shares. In determining a stock option grant, the Compensation Committee considers, on a discretionary basis, the executive's previous grant and the revenue growth and profitability of the Corporation and the business unit with which the executive was associated during the prior fiscal year. Except in unusual circumstances, there will be no increase in the size of a grant over the previous grant for an executive associated with a business unit absent revenue or profit growth by such unit over the prior fiscal year, or for an executive not associated with a business unit absent revenue or profit growth by the Corporation over the prior fiscal year. The per share option exercise price is not less than the fair market value of a share of the Corporation's Common Stock on the grant date, and the option is exercisable as to 30% of the shares on and after each of the first two anniversary dates of the grant and as to the remaining 40% on and after the third anniversary date.

      Stock incentives in the form of restricted stock awards and stock options are intended to align the long-term interests of the executive officers and shareholders, serve as an incentive for executive officers to build shareholder value, and provide a vehicle for retaining executive officers and other key employees.

Chief Executive Officer Compensation

      In early 1998, Mr. Wren was granted an option to purchase 200,000 shares. The Compensation Committee made this grant after consideration of the Corporation's strong 1997 financial performance, namely that basic EPS was up 20%, revenues were up 18% over 1996 and operating margin increased to 12.9% from 12.4%.

      Under Mr. Wren's award agreement, which provided for incentive compensation in the form of a cash bonus if a specific performance goal (the Corporation's 1998 EPS evaluated relative to 1997 EPS) was met, he received a cash bonus of $2,550,000 (the maximum payable pursuant to his award agreement) in respect of 1998.

      Mr. Wren received no award of restricted stock in 1998 and his salary has not been increased since January 1, 1997. He received an award of performance units under the Incentive Plan, the payout of which will be made in 2001 based on the three year average growth in the Corporation's EPS. Should average EPS growth be 110% or less, no award will be made. The Compensation Committee retains the discretion to reduce any performance award Mr. Wren may otherwise be entitled to receive.

Internal Revenue Code Section 162(m)

      Section 162(m) places a limit of $1 million on the deductibility of compensation paid by the Corporation to its Chief Executive Officer and certain other executive officers during each fiscal year of the Corporation. Compensation that qualifies as "performance-based compensation" under Section 162(m) is, however, excepted from the $1 million deduction cap.

      Both the Corporation's 1987 Stock Plan and the Incentive Plan provide for compensation that may qualify as "performance-based compensation" for purposes of Section 162(m). The Compensation Committee intends to continue to structure the Corporation's incentive arrangements for the Chief Executive Officer and certain executive officers of the Corporation under the cash bonus and stock programs in order to qualify the compensation payments to such officers as "performance-based compensation" for purposes of Section 162(m), provided that, in the judgment of the Compensation Committee, this is consistent with the goals of motivating the executives to achieve corporate performance objectives and increase shareholder value.

Quentin I. Smith, Jr., Chairman
Robert J. Callander
Gary L. Roubos
Egon P.S. Zehnder
Members of the Compensation Committee

      The above Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                               PERFORMANCE GRAPH

      The graph below compares cumulative total return on the Corporation's Common Stock, the Standard & Poor's 500 Composite Index ("S&P 500 Index") and a group of publicly-held advertising holding companies ("Ad Peer Group Index") consisting of Grey Advertising Inc., The Interpublic Group of Companies, Inc., True North Communications Inc., WPP Group plc and, for 1993 - 1996, Cordiant plc (formerly Saatchi & Saatchi plc); beginning in 1997, the Ad Peer Group Index includes, instead of Cordiant plc, Cordiant Communications Group and Saatchi & Saatchi, the two companies resulting from the demerger of Cordiant plc in December 1997. The graph assumes the investment of $100 on January 1, 1993 in the Corporation's Common Stock, the S&P 500 Index and the Ad Peer Group Index.

[The following information was depicted as a line graph in the printed material]

                               1993    1994     1995     1996     1997     1998
                               ----    ----     ----     ----     ----     ----
Omnicom Group ..............   100    114.72   168.63   210.50   395.30   546.77
S&P 500 Index ..............   100    101.32   135.57   171.39   228.55   293.86
Ad Peer Group Index ........   100    104.55   139.40   170.01   223.51   325.73

      Returns for the Corporation's Common Stock depicted in the graph are not indicative of future performance.

      The above graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 EMPLOYMENT CONTRACTS/TERMINATION OF EMPLOYMENT
                    ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

      An agreement was entered into between BBDO and Mr. Rosenshine (as of January 9, 1989) under which BBDO has agreed to make annual severance compensation payments for periods of up to ten years following cessation of employment, the period being determined on the basis of his age and years of service with BBDO, its subsidiaries or its parent at the time of cessation of employment. BBDO is not obligated to make payments under this agreement if employment with BBDO, its subsidiaries or its parent is terminated for cause (defined therein as misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under the agreement for Mr. Rosenshine is ten years. The amount of an annual payment under this agreement is limited to the lesser of (i) an assigned percentage of his annual salary, or
(ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of BBDO or its parent company, whichever is greater. BBDO has agreed to make these payments so long as Mr. Rosenshine refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If Mr. Rosenshine should die before the expiration of the payment period, BBDO has agreed to make an annual payment to his beneficiary for the number of years he would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment he would have received had he lived. Payments under this agreement are to be accrued as costs in the year in respect of which the payments are made.

      Agreements were entered into between the Corporation and Messrs. Meyer and Reinhard (as of December 22, 1988), Mr. Wren (as of November 26, 1990) and Mr. Tragos (as of May 26, 1993), in each case under the Corporation's Executive Salary Continuation Plan, under which the Corporation has agreed to make salary continuation payments annually for periods of up to ten years following cessation of employment, the period being determined on the basis of the individual's age and years of service with the Corporation or its subsidiaries at the time of cessation of employment. The Corporation is not obligated to make payments under these agreements if the individual's employment with the Corporation or its subsidiaries is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under these agreements is currently eight years for Mr. Meyer, ten years for Mr. Reinhard, six years for Mr. Wren and five years for Mr. Tragos. The amount of an annual payment is limited to the lesser of (i) an assigned percentage, not to exceed fifty percent, of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of the Corporation. The Corporation has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, the Corporation has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made. Any payments that may be made to Mr. Reinhard under his agreement will be reduced by the value of payments to be made under a prior agreement with The DDB Needham Worldwide Communications Group Inc. ("DDB Needham") described below.

      Mr. Reinhard entered into an agreement with DDB Needham as of September 1, 1986, under which he or his beneficiary is to be paid retirement compensation on a monthly basis for a period of ten years beginning in the month following the month he ceases to be in the employ of DDB Needham. The annual rate of retirement income to be paid to Mr. Reinhard is the greater of $66,667 or one-third of his average annual salary during the last 60 months of his employment, subject to limited increase for annual cost of living adjustments. Mr. Reinhard has agreed to refrain from rendering specified services that would be competitive with services rendered by DDB Needham and its subsidiaries during the one year period following cessation of his employment, and to refrain from engaging in specified activities during the ten year period following such cessation of employment. If Mr. Reinhard breaches these provisions, DDB Needham may discontinue making payments under the agreement. Further, Mr. Reinhard has agreed, provided he is not disabled and is under age 65, to render consulting services to DDB Needham when requested for up to five days during each month he is entitled to receive payments under the agreement, and if he breaches this provision of the agreement DDB Needham may discontinue making payments during the period of the breach.

      Mr. Reinhard entered into an agreement with DDB Needham on July 6, 1993 under which he is to receive monthly severance compensation payments for the 15 month period ("payment period") following termination of his DDB Needham employment for a reason other than for cause (defined therein as dishonesty affecting DDB Needham or conviction of an indictable offense or crime involving moral turpitude; willful neglect or refusal to perform assigned duties after warning; or willful act expected to injure the business of DDB Needham). The gross amount of each monthly payment shall equal one-twelfth of Mr. Reinhard's annual rate of base salary at the date of termination of employment. If the employment is terminated by DDB Needham, the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard from specified activities during the payment period. If the employment is terminated by Mr. Reinhard, the payments shall cease if Mr. Reinhard fails to render requested consulting services and the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard during the payment period. Payments shall cease if Mr. Reinhard should die during the payment period. As part of the agreement, Mr. Reinhard has forfeited his right to compensation payments by reason of termination of employment under DDB Needham policy (under current policy, Mr. Reinhard may have been eligible to receive salary continuation payments for nine months if his employment were to be terminated by DDB Needham other than for cause).

      Mr. Tragos entered into an employment agreement with TBWA International B.V. ("TBWA") on May 26, 1993, pursuant to which he was entitled to be employed as Chairman and Chief Executive Officer of the TBWA Group (defined as TBWA collectively with its subsidiaries) and to participate in various incentive and benefit plans for which he was eligible, including bonus and incentive plans, medical, dental, life and long-term disability insurance plans, and profit sharing and 401(k) plans. Mr. Tragos also was entitled to reimbursement for certain automobile, club membership, and financial planning and tax preparation expenses. In connection with his retirement, Mr. Tragos notified TBWA of his intent to terminate his employment effective December 31, 1998. Mr. Tragos will continue to receive his base compensation, as well as continuation of all employee benefits, until December 31, 1999.

      Mr. Tragos is prohibited, for a period of two years from any termination of his employment, from attempting to solicit the business of any client of the TBWA Group (or persuading any such client to cease or reduce the business it does with the TBWA Group) or soliciting the employment or engagement of any employees of the TBWA Group, and, at any time, from disclosing or utilizing any confidential information of the TBWA Group.

      Mr. Tragos entered into a deferred compensation agreement with TBWA on October 12, 1984, pursuant to which he (or his estate) will receive for a period of 15 years the earnings from an invested amount equal to the cumulative premium payments made by TBWA from 1984 to 1993 in respect of a split-dollar insurance agreement between TBWA and Mr. Tragos. Such amount will be invested, and earnings will become payable, at the earliest of the mutual consent of Mr. Tragos and TBWA, the bankruptcy, insolvency or dissolution of TBWA or the death of Mr. Tragos.

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

      In August, 1998, the Corporation obtained a two-year policy of insurance from the Federal Insurance Company. The 1998 and 1999 premiums for this policy are $230,000 for each year. The Corporation and the officers and directors of the Corporation and its subsidiaries are insured, subject to certain of the standard policy form exclusions and specified deductibles, against losses arising from any claim or claims which may be made against any of the insureds by reason of any wrongful act in their respective capacities as directors or officers. The term "wrongful act" means any error, misstatement or misleading statement, act or omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by the insureds or claimed against them solely by reason of their being directors or officers of the Corporation or a subsidiary of the Corporation. Also, in August, 1998, the Corporation obtained a two-year excess liability policy of insurance from the Federal Insurance Company which provides additional limits of coverage for the wrongful acts as described above. The 1998 and 1999 premiums for this policy are $93,500 for each policy year. To date, no payments have been made to the Corporation or any officer or director under these insurance policies or any predecessor policy.

                       INDEMNITY AGREEMENTS WITH DIRECTORS

      Each director of the Corporation has received an Indemnification Agreement from the Corporation which provides that the Corporation indemnifies the director against liabilities or costs arising out of any alleged or actual breach of duty, neglect, error, misstatement, misleading statement, omission or other act allegedly or actually done or attempted by the director or any matter claimed against the director solely by reason of serving as a director. This indemnification does not apply to claims against the director for libel or slander, return of remuneration to the Corporation, or an accounting of profits from the sale or purchase of securities of the Corporation required under the Securities Exchange Act of 1934, or to claims against the director based upon the director gaining an illegal profit or advantage or the dishonesty of the director. This indemnification does not apply to the extent that the director is entitled to recovery under the aforesaid directors' and officers' liability policies.

                                    AUDITORS

      On the recommendation of the Audit Committee of the Corporation, the Board of Directors of the Corporation has appointed Arthur Andersen LLP as auditors of the Corporation for 1999, to serve at the pleasure of the Board. The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for confirmation of the appointment of Arthur Andersen LLP. Management recommends such confirmation by the Shareholders.

      Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will be available to make a statement if they so desire, and to answer appropriate questions.

                          EMPLOYEE STOCK PURCHASE PLAN

      The Board of Directors has approved the Omnicom Group Inc. Employee Stock Purchase Plan which is annexed hereto as Exhibit A (the "Plan"), upon the recommendation of the Compensation Committee. The purpose of the Plan is to provide the employees of the Corporation and its subsidiaries with a vehicle for investing in the growth potential of the Corporation, to allow the Corporation to be competitive in attracting new employees and to promote positive parent Corporation recognition and visibility. The Plan is being presented for shareholder approval to enable the Plan to qualify under Section 423 of the Code. If approved, the Plan will become effective as of July 1, 1999, or such later date as may be approved by the Compensation Committee.

      Administration. The Plan will be administered by the Compensation Committee of the Board of Directors or such other committee of directors as the Board of Directors shall designate (the "Committee"). The Committee has the discretionary authority to interpret the Plan and to determine all questions arising in the administration, application and operation thereof. The Corporation will bear the costs of administration, including any fees, costs and expenses relating to the purchase of shares. Participants will be responsible for all fees, costs and expenses due upon the issuance of share certificates or the sale of any shares purchased under the Plan.

      Eligible Employees. Any employee of the Corporation, or of a subsidiary of the Corporation designated by the Committee as a participating employer, who customarily works at least 20 hours per week and has performed at least six consecutive months of service with the employer, may participate in the Plan. The Corporation presently expects that approximately 15,300 employees initially will be eligible to participate in the Plan.

      Contribution. Each eligible employee will be entitled to contribute from one to ten percent of his or her base salary or hourly wage or, in the case of employees primarily compensated on a commission-basis, commissions for each calendar quarter (a "Plan Quarter") towards the purchase of Common Stock at a purchase price per share equal to 85% of the Market Price of a share of the Common Stock on the last day of the Plan Quarter. "Market Price" is defined as the average of the high and low trading price of a share of the Common Stock on the last trading date of the Plan Quarter. The amount to be contributed by a participant will be deducted from each paycheck, held for the participant during a Plan Quarter and applied towards the purchase of Common Stock on the last day of the Plan Quarter. A participant may change the percentage of his or her compensation to be contributed for any given Plan Quarter prior to a designated election date established for that quarter and may elect not to participate with respect to one or more quarters.

      No employee will have the right to purchase stock under the Plan if (a) immediately after acquiring the right to purchase stock the employee would own five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any subsidiary, (b) such right would permit the employee's right to purchase Common Stock under the Plan and any other stock purchase plans of the Corporation and its subsidiaries to exceed $25,000 of the Market Price of such stock (determined as of the first day of each Plan Quarter) for each calendar year, or (c) such right would permit such employee the right to purchase more than 500 shares (or such other number of shares as may be determined in advance for any Plan Quarter by the Committee) of Common Stock in any Plan Quarter. Shares purchased for a participant will be held for the participant unless he or she requests that a certificate be issued for such shares. The participant will have the right to vote and be entitled to dividends, if any, on shares held for the participant's account. Any cash dividends paid with respect to shares held for the account of a participant shall be, as determined by the participant, either distributed to the participant or used to purchase additional shares of Common Stock on the open market.

      Shares Available. Subject to adjustment as provided below, the number of shares of Common Stock available for purchase under the Plan is 3,000,000 shares. Such shares will be newly issued shares reserved for issuance under the Plan, treasury shares, shares purchased on the open market, or any combination thereof. If the outstanding shares of Common Stock of the Corporation are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin-off, sale of all or substantially all the property of the Corporation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, appropriate and proportionate adjustment may be made in the maximum number and kind of shares available for purchase, subject in the case of certain corporate reorganizations to the requirements of Section 424(a) of the Code.

      Termination of Employment. Upon a participant's termination of employment for any reason, or upon a participant ceasing to be an eligible employee for any other reason, all contributions to the participant's account will cease and such participant will cease to be a participant as of the date of such termination or cessation. As soon as practicable, such participant will receive the cash balance remaining in his or her account and the Corporation may elect to issue stock certificates evidencing the Common Stock purchased by the participant.

      Termination and Amendment of the Plan. The Corporation may, by action of the Board of Directors, terminate the Plan at any time for any reason. The Plan shall automatically terminate upon the purchase by participants of all shares of Common Stock subject to the Plan, unless such number of shares shall be increased by the Board of Directors and such increase shall be approved by the shareholders. The Board of Directors may modify, alter or amend the Plan at any time and from time to time to any extent that it may deem advisable, subject to shareholder approval to the extent deemed necessary by the Board of Directors for compliance with Section 423 of the Code.

      Basic Federal Tax Consequences. The following is a general description of the current United States federal income tax consequences to participants and the Corporation relating to participation in and purchases of stock under the Plan. This discussion does not purport to cover all tax consequences relating to the Plan.

      No federal income tax will be recognized by the participant upon participation in the Plan or upon the purchase of shares of Common Stock under the Plan. If a participant disposes of Common Stock purchased under the Plan within two years from the first day of the Plan Quarter during which such Common Stock was purchased, at the time of disposition the participant will recognize
(a) ordinary income equal to the fair market value of the Common Stock on the day it was purchased less the amount paid for the shares, and (b) a capital gain or loss equal to the difference between the participant's basis in the Common Stock (the amount paid for the stock plus the amount taxed as ordinary income under subparagraph (a) above) and the amount realized upon the disposition of the Common Stock. The Corporation generally will be entitled to a deduction in the amount of the ordinary income on which the participant is taxed under subparagraph (a) above.

      If a participant disposes of shares of Common Stock purchased under the Plan more than two years from the first day of the Plan Quarter during which such Common Stock was purchased, at the time of the disposition the participant will recognize ordinary income equal to the lesser of (x) the excess of the fair market value of the Common Stock on the date of disposition over the amount paid for such Common Stock, and (y) 15% of the fair market value of such Common Stock at the beginning of the Plan Quarter in which the Common Stock was purchased. In addition, the participant will recognize a capital gain or loss equal to the difference between the participant's basis in the stock (the amount paid for the Common Stock plus the amount taxed as ordinary income under subparagraph (x) above) and the amount realized upon the disposition of the Common Stock. The Corporation will not be entitled to any deduction.

      The Board of Directors recommends a vote "FOR" the approval for the Plan. Proxies solicited by the Board of Directors of the Corporation will be so voted unless shareholders specify a contrary vote. If the shareholders do not approve the Plan, the Plan will not go into effect and the Board of Directors will consider whether to adopt some alternative arrangement based on its assessment of the needs of the Corporation.

                              SHAREHOLDER PROPOSALS

      Shareholders wishing to present resolutions at the 2000 Annual Meeting of Shareholders must submit copies of such proposed resolutions to the Corporation at its executive offices, 437 Madison Avenue, New York, New York 10022,
Attention: Corporate Secretary, no later than December 7, 1999 in order for such proposed resolutions to be considered for inclusion in the Corporation's Notice of Meeting, Proxy Statement and proxy relating to the 2000 Annual Meeting.

                                  OTHER MATTERS

      The  Corporation's   by-laws  require  that  there  be  furnished  to  the
Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at an annual meeting of shareholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing shareholder and the nominee or the proposal, as the case may be, and must be furnished to the Corporation not less than 60 days prior to the meeting, which, in the case of the 1999 Annual Meeting, was March 18, 1999. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Corporation at its principal executive offices.

      In the event that the Corporation receives notice of a shareholder proposal prior to the date specified by its by-laws, then, so long as the Corporation includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to limited exceptions. The Corporation has not received notice of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice and, accordingly, if any matters properly come before the Annual Meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.

                              COST OF SOLICITATION

      The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, directors, officers, and other regular employees of the Corporation and its subsidiaries may solicit proxies personally by telephone or by telefax. The Corporation will reimburse persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. In addition, the Corporation has retained D.F. King & Co. Inc. to assist in the solicitation of proxies, and will pay a fee of up to $12,500 plus reimbursement of out-of-pocket expenses for such services.

      Shareholders are urged to send in their proxies without delay.

                                                         BARRY J. WAGNER
                                                            Secretary

New York, New York
April 5, 1999

                                                                       Exhibit A

                               OMNICOM GROUP INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I

                            PURPOSE AND COMMENCEMENT

      1.01 Purpose. The purpose of the Plan is to provide the employees of Omnicom Group Inc., a New York corporation (the "Company"), and its Subsidiaries with a vehicle for investing in the growth potential of the Company, to allow the Company to be competitive in attracting new employees, and to promote positive parent company recognition and visibility. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and shall be interpreted and construed in accordance with such purpose.

      1.02 Commencement. The Plan shall become effective on July 1, 1999 or such later date as may be approved by the Committee (the "Effective Date"); provided, however, that in no event shall the Plan become effective unless within twelve months of the date of its adoption by the Board of Directors it has been approved by the affirmative vote of a majority of the issued and outstanding shares of the Company's securities entitled to vote on such matters at a duly called meeting of the shareholders of the Company.

                                   ARTICLE II

                                   DEFINITIONS

      2.01 Definitions. As used in the Plan, the following terms and phrases shall have the following meanings:

      (a) "Board of Directors" shall mean the Board of Directors of the Company.

      (b) "Code" shall mean the Internal Revenue Code as of 1986, as amended.

      (c) "Commencement Date" shall mean the first day of a Plan Quarter.

      (d) "Committee" shall mean the Compensation Committee of the Board of Directors, or such other committee of the Board of Directors designated by it for purposes of administering the Plan.

      (e) "Common Stock" means the common stock of the Company.

      (f) "Company" shall mean Omnicom Group Inc., a New York corporation.

      (g) "Contribution Account" shall mean the account established on behalf of a Participant pursuant to Article IV hereof to which shall be credited his or her Participant Contributions.

      (h) "Contribution Rate" shall be a percentage of a Participant's Covered Compensation during each payroll period designated by each Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.03 hereof.

      (i) "Covered Compensation" shall mean the base salary or hourly wages received by an Employee from any Participating Employer, or commissions received from any Participating Employer (in the case of an Employee who is primarily compensated on a commission-basis), before tax withholdings and other payroll deductions (such as deductions under Section 401(k) or 125 of the Code), and excluding any overtime, cash bonus compensation and other irregular or special forms of compensation.

      (j) "Effective Date" shall have the meaning set forth in Section 1.02 hereof.

      (k) "Election Date" shall mean the number of days prior to the Commencement Date of each Plan Quarter selected by each Participating Employer and approved by the Committee as the date by which its Employees must elect to participate in the Plan pursuant to Section 3.03(a) hereof.

      (l) "Election Form" shall mean such form as shall be approved by the Committee for Employees to elect participation in the Plan.

      (m) "Employee" shall mean each employee of a Participating Employer whose customary employment is at least twenty (20) hours a week and more than five months in a calendar year. For purposes of the Plan, "employment" shall be determined in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

      (n) "Market Price" shall mean the average of the high and low price reported by the applicable composite transactions report on the date of any determination hereunder or, if the Common Stock is not traded on such date, the average of the high and low price so reported on the immediately preceding date on which the Common Stock was traded on such exchange.

      (o) "Participant" shall mean any Employee of a Participating Employer who has met the conditions and provisions for becoming a Participant set forth in
Article III hereof.

      (p) "Participant Contributions" shall be the aggregate dollars actually contributed by each Participant to his or her Contribution Account for a Plan Quarter.

      (q) "Participating Employers" shall mean the Company and each Subsidiary that (i) has been designated by the Committee as a Participating Employer under the Plan, and (ii) has adopted the Plan for its Employees by action of its Board of Directors.

      (r) "Plan" shall mean the Omnicom Group Inc. Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

      (s) "Plan Quarter" shall mean each calendar quarter during the term of the Plan. The first Plan Quarter shall be the Plan Quarter commencing on the Effective Date and ending on September 30, 1999.

      (t) "Purchase Date" shall mean the last business day of a Plan Quarter on which the Common Stock publicly trades.

      (u) "Purchase Price" shall mean the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, as determined under
Section 4.02 hereof.

      (v) "Subsidiary" shall mean a subsidiary of the Company which is treated as a subsidiary corporation under Section 424(f) of the Code.

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

      3.01 Eligibility. Each Employee shall become eligible to be a Participant of the Plan and may participate therein as of the Commencement Date coincident with or next following the date he or she has had six consecutive months of continuous service as an Employee of the Company. In the event any person becomes an Employee on account of a merger, stock purchase, asset purchase or other acquisition by the Company, such Employee shall have any continuous period of service with the predecessor company applied towards the satisfaction of the foregoing six-month waiting period.

      3.02 Limitations. Notwithstanding anything to the contrary contained in the Plan, no Employee shall acquire the right to purchase shares of Common Stock
(i) if immediately after receiving such right to purchase Common Stock, such Employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under
Section 424(d) of the Code, (ii) which would permit such Employee's right to purchase stock under all employee stock purchase plans (to which Section 423 of the Code applies) of the Company and its Subsidiaries, to accrue at a rate which exceeds $25,000 of the Market Price of such stock (as determined as of each Commencement Date) for each calendar year, all as specified in the manner provided by Section 423(b)(8) of the Code, or (iii) which would permit such Employee the right to purchase more than 500 shares (or such other number as may be determined in advance for any Plan Quarter by the Committee) of Common Stock in any Plan Quarter.

3.03 Participation.

      (a) Each Employee eligible to be a Participant in the Plan shall be furnished a summary of the Plan and an Election Form by such Employee's Participating Employer. If an Employee elects to participate hereunder, such Employee shall complete such form and file it with his or her Participating
Employer not later than the Election Date for the next Plan Quarter. The completed Election Form shall indicate the Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the Plan during any given Plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee.

      (b) On his or her Election Form, an Employee must authorize his or her Participating Employer to deduct through a payroll deduction the amount of such Employee's Participant Contribution. The payroll deduction specified in an Election Form for each payroll period shall be at a Contribution Rate in whole percentages of not less than 1% and not more than 10% of such Employee's Covered Compensation during such payroll period paid to him or her by his or her Participating Employer. Such deductions shall begin as of the first pay period occurring on or after the Commencement Date of a Plan Quarter. No interest shall accrue to Participants on any amounts withheld under the Plan.

      (c) The Participant's Contribution Rate, once established, shall remain in effect for all Plan Quarters unless changed by the Participant on a new Election Form filed with his or her Participating Employer not later than the Election Date of the next Plan Quarter. A Participant's Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the period between the Election Date and the Commencement Date of such Plan Quarter.

      (d) A Participant may notify his or her Participating Employer of such Participant's desire to discontinue his or her Participant Contributions by delivering to his or her Participating Employer written notice on such forms as may be provided by the Company or such Participant's Participating Employer at least 15 days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, there shall be refunded to such Participant as soon as practicable the entire cash balance in his or her Contribution Account. If a Participant determines to discontinue his or her Participant Contributions pursuant to this paragraph, (i) such Participant shall be terminated from the Plan effective upon the date of receipt of such Participant's notice to his or her Participating Employer and (ii) such Participant shall not be permitted to be a Participant in the Plan until the Participant completes and files a new Election Form with his or her Participating Employer no later than the Election Date of the Plan Quarter the Participant wishes to again participate in the Plan. In the event that a Participant's payroll deductions are prevented by legal process, the Participant will be deemed to have terminated from the Plan.

      (e) By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a single security limited purchase account in his or her name at a securities brokerage firm or other financial institution, if approved by the Committee in its discretion.

      3.04 Termination of Employment. Any Participant (i) whose employment by a Participating Employer is terminated for any reason or (ii) who shall otherwise cease to be an Employee for purposes of the Plan, shall cease being a Participant as of the date of such event. Upon such termination of employment, there shall be refunded to such Participant as soon as practicable the entire cash balance in such Participant's Contribution Account. Section 4.03(b) hereof shall apply to the issuance of certificates to a Participant following termination of employment.

                                   ARTICLE IV

                                  COMMON STOCK

      4.01 Purchase of Common Stock.

      (a) On each Purchase Date, each Participant's Contribution Account shall be used to purchase the maximum number of whole and fractional shares of Common Stock determined by dividing (i) the Participant's Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter.

      (b) If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the Plan by all Participants exceeds the number of shares authorized under the Plan, then each Participant shall purchase his or her pro rata portion of the shares of Common Stock remaining available under the Plan based on the balances in each Participant's Contribution Account as of the Purchase Date in respect of such Plan Quarter.

      (c) Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant shall be, as determined by the Participant, (i) distributed to the Participant, or (ii) used to purchase additional shares of Common Stock on the open market, provided that the Participant has made a prior arrangement with the securities brokerage firm described in Section 3.03(e) hereof to apply any cash dividends to make such purchases.

      4.02 Purchase Price. For each Plan Quarter, the Purchase Price per share of Common Stock purchased pursuant to the Plan shall be 85% of the Market Price on the Purchase Date of such Plan Quarter.

      4.03 Notice of Purchase, Stock Certificates, Voting Rights.

      (a) After the Purchase Date in respect of each Plan Quarter, a report will be made by the Company or its agent to each Participant stating the entries made to his or her Contribution Account, the number of shares of Common Stock purchased and the applicable Purchase Price.

      (b) Evidence of shares of Common Stock purchased under the Plan shall be maintained under the Plan for the account of each Participant and registered in the manner determined by the Committee. Certificates for the number of whole shares credited to a Participant's account under the Plan will be issued to a Participant at any time promptly upon written request to the Company or its designated agent; provided, however, that the Company may, at its election, issue such certificates at such time or times as the Committee deems appropriate, including, without limitation, following an Employee's termination of employment with a Participating Employer.

      (c) Whole shares of Common Stock held under the Plan for the account of each Participant or former Participant shall be voted by the holder of record of such shares in accordance with the Participant's instructions.

      4.04 Notification of Disposition of Stock. If a Participant or former Participant disposes of a share of Common Stock purchased under the Plan prior to two (2) years after the Commencement Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant shall notify his or her Participating Employer immediately of such disposition in writing.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

      5.01 Shares Subject to Plan; Adjustments.

      (a) The maximum number of shares of Common Stock which may be purchased under the Plan is 3,000,000 subject, however, to adjustment as hereinafter set forth. The shares of Common Stock to be purchased under the Plan will be made available, at the discretion of the Board of Directors or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

      (b) If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Sections 3.02 and 5.01(a) hereof, subject in the case of certain corporate reorganizations to the requirements of Section 424(a) of the Code.

      5.02 Administration of the Plan.

      (a) Pursuant to the direction of the Board of Directors, the Committee shall be responsible for the administration of the Plan. The Committee shall have the discretionary authority to interpret the Plan and determine all questions arising in the administration, application and operation of the Plan, including all questions of fact and all questions of interpretation of the provisions of the Plan. All such determinations by the Committee shall be conclusive and binding on all persons. The Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan, and may approve the forms of any documents or writings provided for in the Plan. The Committee shall have full discretionary authority to delegate ministerial functions of the Plan to employees of the Company and its Subsidiaries. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

      (b) The Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants' stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

      (c) The Committee shall have the authority to adopt and enforce such special rules and restrictions under the Plan to be applicable to Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as the Committee shall deem are necessary or appropriate to comply with the requirements of such Section 16.

      (d) The Company shall bear the cost of administering the Plan, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the Plan. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with (i) the issuance of stock certificates to a Participant in accordance with Section 5.01(a) or (ii) the disposition of shares of Common Stock purchased under the Plan.

      5.03 Termination and Amendment of the Plan.

      (a) The Company may, by action of the Board of Directors, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the Plan under Section 5.01 hereof, unless such number of shares shall be increased by the Board of Directors and such increase shall be approved by the shareholders of the Company. Upon termination of the Plan, as soon as practicable, there shall be refunded to each Participant the entire cash balance in his or her Contribution Account, and there shall be forwarded to each Participant certificates for all whole shares of Common Stock held under the Plan for the account of such Participant.

      (b) The Board of Directors reserves the right to modify, alter or amend the Plan at any time and from time to time to any extent that it may deem advisable, subject to shareholder approval to the extent deemed necessary by the Board of Directors for compliance with Section 423 of the Code. Notwithstanding the foregoing, no amendment of the Plan shall operate to reduce any amounts previously allocated to a Participant's Contribution Account nor to reduce a Participant's rights with respect to shares of Common Stock previously purchased and held on his or her behalf under the Plan. The Board of Directors may suspend operation of the Plan for any period as it may deem advisable.

      5.04 Governing Law; Compliance With Law. The Plan shall be construed in accordance with the laws of New York. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant's participation in the Plan.

      5.05 No Assignment. The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

      5.06 No Contract of Employment. The Plan will not be deemed to constitute a contract between a Participating Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in the Plan shall be deemed to give any Participant or Employee the right to be retained in the service of a Participating Employer or to interfere with the right of a Participating Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him or her as a Participant of the Plan.

      5.07 No Rights as Shareholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he or she acquires shares of Common Stock as herein provided.

                                      PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of Directors and FOR proposals 2 and 3 if no instructions to the contrary are indicated.

The undersigned hereby appoints RANDALL J. WEISENBURGER and BARRY J. WAGNER, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 17, 1999 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 5, 1999.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                                                             Please mark
                                                             your votes as  [X]
                                                             indicated in
                                                             this example

--------------------------------------------------------------------------------

1. THE ELECTION OF SIX DIRECTORS. NOMINEES: Bernard Brochand, James A. Cannon, Leonard S. Coleman, Jr., Peter Foy, Thomas L. Harrison and Gary L. Roubos for a 3 year term.

FOR all nominees listed except as marked to the contrary

                    [ ]

WITHHOLD AUTHORITY to vote for all nominees listed

                    [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below).
________________________________________________________________________________
________________________________________________________________________________

--------------------------------------------------------------------------------

2.    CONFIRMATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS

                   FOR            AGAINST               ABSTAIN

                   [ ]              [ ]                   [ ]

3.    APPROVAL OF THE OMNICOM GROUP INC. EMPLOYEE STOCK PURCHASE PLAN

                   FOR            AGAINST               ABSTAIN

                   [ ]              [ ]                   [ ]

Signature ______________Signature if held jointly___________ Dated:_______, 1999

Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate. Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided.

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                            * FOLD AND DETACH HERE *